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                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

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                                                Rule 14a-6(e)(2))

     [ ] Definitive Proxy Statement

     [X] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                          DAMEN FINANCIAL CORPORATION
                             200 West Higgins Road
                           Schaumburg, Illinois 60196
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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         0-11.

     (1) Title of each class of securities to which transaction applies:

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For Immediate Release                                          February 23, 1999

For Information, Contact:
Mary Beth Poronsky Stull, President
Damen Financial Corporation
847-882-5320


                           DAMEN FINANCIAL CORPORATION
                   AGREES TO BE ACQUIRED FOR $18.35 PER SHARE
                        BY MIDCITY FINANCIAL CORPORATION
                 AND RESCHEDULES ANNUAL MEETING OF STOCKHOLDERS


SCHAUMBURG, ILLINOIS - Damen Financial Corporation (Nasdaq: DFIN) announced today that it has entered into an Agreement and Plan of Merger with MidCity Financial Corporation pursuant to which MidCity will acquire all of the outstanding shares of Damen at a cash price of $18.35 per share by causing Damen to merge with a wholly owned subsidiary of MidCity.

Detailed information and the Agreement and Plan of Merger will be provided to all stockholders before the Special Meeting expected to be held in the second quarter of 1999. The Agreement calls for the cancellation of all unvested Stock Options and unvested Recognition and Retention Plan shares at the closing of the transaction. The total cash consideration to Damen stockholders is anticipated to be $51.9 million.

There were no modifications to existing employment agreements or employee benefit plans. It is not anticipated that Damen's Board of Directors or senior management will continue service with MidCity Financial Corporation after the Merger.

Chairman Mary Beth Poronsky Stull commented, "This combination provides excellent results for all Damen stockholders. MidCity is a leading banking company with a successful history of integrating companies similar to ours into their franchise. Customers of Damen National Bank will benefit from new and expanded services and products that the merged banks will provide."

The Merger was unanimously approved by Damen's Board of Directors. In reaching its decision, Damen's Board was advised by its financial advisor, Keefe Bruyette & Woods, Inc., that the per share acquisition price is fair to the stockholders of Damen from a financial point of view.

Damen stockholders will have an opportunity to vote on the Agreement and Plan of Merger at a Special Meeting of Stockholders expected to take place in the second quarter of 1999, after a proxy statement providing more details about the Merger is prepared and sent to stockholders. In addition, completion of the Merger is subject to customary conditions, including the receipt of certain regulatory approvals.

A letter containing additional information regarding the Agreement and Plan of Merger will be filed with the SEC and mailed to stockholders shortly. SEC filings are available to the public on the Internet at http://www.sec.gov.

Ms. Poronsky Stull also commented, "A stockholder who made an initial $10.00 investment when we went public in September 1995 will receive, including dividends, a total return on their investment of approximately 95%, or 24% annualized. This is a remarkable achievement by any standard."






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In light of the foregoing, after consultation with the SEC, Damen also announced today that it has postponed its Annual Meeting of Stockholders. The Annual Meeting has been rescheduled for 9:30 a.m. on Friday, March 12, 1999, at the Marriott Hotel, located at 50 North Martingale Road, Schaumburg, Illinois.

Damen Financial Corporation is a $220 million bank holding company. Damen is headquartered in Schaumburg, Illinois, and operates additional offices in Chicago and Burbank, Illinois.

                                      # # #

Contact: Mary Beth Poronsky Stull








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                             LETTER TO STOCKHOLDERS

February 23, 1999

Dear Fellow Stockholder:

Damen Financial Corporation ("Damen") entered into an Agreement and Plan of Merger with MidCity Financial Corporation ("MidCity") on February 22, 1999. The Agreement and Plan of Merger (the "Merger Agreement") provides that MidCity will acquire all of the issued and outstanding shares of Damen Common Stock for $18.35 per share in cash, pursuant to a merger between Damen and a wholly owned subsidiary of MidCity (the "Merger").

The Merger has been unanimously approved by Damen's Board of Directors. In reaching its decision, the Board was advised by its financial advisor, Keefe Bruyette & Woods, Inc. ("Keefe Bruyette"), that the per share acquisition price is fair to the stockholders of Damen from a financial point of view.

Stockholders will have an opportunity to vote on the proposed Merger at a Special Meeting of Stockholders (the "Special Meeting") expected to take place in the second quarter of 1999 after a proxy statement providing more details about the proposed Merger is prepared and sent to stockholders.

You should, however, be aware of the following information concerning the proposed Merger:

     - As of the date hereof, the directors and executive officers of Damen collectively own 280,990 shares (9.50%) of the issued and outstanding Common Stock, as well as vested options to acquire an additional 137,351 shares (4.64%) of the Common Stock. It is anticipated that the directors and executive officers will vote their shares in favor of the Merger Agreement. The Merger Agreement provides (as do Damen's stock option plans) that upon the consummation of the Merger, the holders of unexercised vested options will receive the difference between the exercise price and the $18.35 per share cash price for each share covered by an option. The average exercise price for the options held by the executive officers and directors is $11.71. It is anticipated that options held by directors and executive officers covering another 77,626 shares will vest prior to the consummation of the Merger. Options representing 167,835 shares of Damen Common Stock, which will not have vested prior to the consummation of the Merger, will be cancelled upon the consummation of the Merger. Damen's stock option plans and the awards to the nine directors and executive officers were approved by stockholders in May of 1996. See discussion under the headings, "EXECUTIVE COMPENSATION" and "DIRECTOR COMPENSATION" in Damen's Proxy Statement for this year's Annual Meeting (the "Annual Meeting Proxy Statement") which was mailed to stockholders on or about January 28, 1999.

     - It is anticipated that the directors and executive officers of Damen will hold 66,657 unvested shares of Common Stock under Damen's Recognition and Retention Plan ("RRPs") prior to the consummation of the Merger. The Merger Agreement provides that these shares will be cancelled upon the consummation of the Merger. The RRPs and the awards to the nine directors and executive officers were approved by stockholders in May of 1996.

     - As disclosed in the Annual Meeting Proxy Statement, the executive officers are entitled to receive certain severance payments under their employment agreements upon their termination following a change-in-control of Damen National Bank. The consummation of the Merger will constitute a change-in-control of Damen National Bank. MidCity has indicated that it will terminate employment of these officers following the consummation of the Merger, which will result in payment of severance. These executive officers will be prohibited from competing with Damen National Bank for a one-year period following their termination. See the discussion under the heading "EXECUTIVE COMPENSATION," in the Annual Meeting Proxy Statement.

     - The affirmative vote of the holders of a majority of the issued and outstanding shares of Damen Common Stock is required to approve the Merger. If stockholders holding more than 5% of the Common Stock dissent from the Merger, MidCity will have the right to terminate the Merger, if it so chooses.

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     - The Merger must be approved by the Board of Governors of the Federal
       Reserve System. In addition, the consummation of the Merger is subject to the satisfaction of other conditions customary for transactions like the Merger. The business of Damen until the consummation of the Merger will be conducted in accordance with certain guidelines contained in the Merger Agreement.

     - The Merger Agreement permits Damen to pay its regular quarterly dividend of $.12 per share until the consummation of the Merger.

     - The Merger Agreement requires the Board of Directors of Damen to recommend that stockholders approve the Merger at the Special Meeting, subject to the Board's fiduciary duties.

     - The obligations of Damen under the Merger Agreement, and the fiduciary duties of the Board of Directors in making determinations relating to the Merger Agreement (including any termination of, or recommendation that stockholders approve, the Merger Agreement), will be the same whether the incumbent Directors or the stockholder nominees (or any combination) are elected to the Board of Directors at the Annual Meeting.

     - Damen has no general right to terminate the Merger Agreement except under certain specified circumstances. The Merger Agreement provides customary termination provisions which allow Damen to terminate the Merger Agreement in limited circumstances, including if the Board receives a Takeover Proposal (as defined in the Merger Agreement) which is, in the opinion of Damen's Board of Directors, more favorable from a financial point of view to the stockholders, and the Board determines, after receiving advice of counsel, that to proceed with the Merger would violate the Board's fiduciary duties to stockholders. Damen will have to pay a "Termination Fee" to MidCity of $1.0 million plus reimburse MidCity for its reasonable out-of-pocket expenses if it terminates the Merger Agreement for the reasons indicated. The foregoing provisions apply regardless of whether the incumbent Directors or the stockholder nominees (or any combination) are elected to the Board of Directors at the Annual Meeting.

     - In addition, if the Merger Agreement is terminated because (i) Damen receives a Takeover Proposal which the Board elects to pursue or (ii) the Board fails to recommend that the stockholders approve the Merger, or withdraws, modifies or amends, in any manner adverse to MidCity, its approval or recommendation or recommends that stockholders accept a Takeover Proposal, and within the following two years Damen enters into a Takeover Proposal or Damen's Board shall have approved a Takeover Proposal, Damen will be required to pay MidCity a "Termination Fee" of $1.0 million as well as reimburse its reasonable out-of-pocket expenses. Either party may be liable for damages if it breaches the Merger Agreement which leads to the termination of the Merger. More detailed provisions concerning the termination provisions of the Merger Agreement are contained in the Merger Agreement, which will be filed by Damen with the Securities and Exchange Commission (the "SEC") as an exhibit to a Form 8-K on or about February 23, 1999. Damen's SEC filings are available to the public on the Internet at http://www.sec.gov.

     - The Merger Agreement prohibits Damen, its executive officers, directors, representatives and agents from: (i) soliciting any Takeover Proposals from any persons which could reasonably be expected to lead to an acquisition of Damen, and (ii) entering into negotiations with any person for any such acquisition Takeover Proposal. Subject to certain limitations, the Merger Agreement permits Damen to provide information to any person who makes an unsolicited proposal to acquire Damen if the Board determines in good faith, after consultation with counsel, that its fiduciary duties require it to provide such information. These restrictions will apply without regard to whether the incumbent Directors or the stockholder nominees (or any combination) are elected to the Board of Directors at the Annual Meeting.

     - Damen's investment banker has advised the Board that, in its opinion, the per share cash price is fair to the stockholders of Damen from a financial point of view. This opinion will be updated immediately prior to the distribution of Damen's Proxy Statement for the Special Meeting.

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In order to give stockholders time to consider the above information so as to be able to make an informed decision before the Annual Meeting, and after consultation with the SEC, Damen determined that it is appropriate to postpone its Annual Meeting of Stockholders. As a consequence, the Annual Meeting has been rescheduled to Friday, March 12, 1999, at 9:30 a.m., at the Marriott Hotel, located at 50 North Martingale Road, Schaumburg, Illinois.

As you are aware, a group of dissident stockholders (the "Committee") is conducting a disruptive proxy contest.

The Board believes Damen has made, and continues to make, significant improvements in its business through a combination of hard work and disciplined investment of your capital. Above all else, your Board is committed to enhancing the value of your investment in Damen. Damen has continued its successes of fiscal 1998 throughout the first quarter of this fiscal year. The following are some of the highlights for the quarter ended December 31, 1998, compared with the quarter ended December 31, 1997:

     - Diluted Earnings -- $0.18 per share, up from $0.15 -- 20% increase

     - Average Interest Spread -- 2.01%, up from 1.85% -- 8.6% increase

     - Return on Assets (ROA) -- .87%, up from .79% -- more than 10% increase

     - Quarterly Dividend -- $0.12 per share, up from $0.06 -- 100% increase -- 66% of quarterly earnings

     - Book Value per Share -- $15.31, improved from $14.97

     - Non-interest Income -- $126,000, up from $45,000 -- 280% increase

     - Damen's Efficiency Ratio -- Improved to 69.19% from 72.85%

The Committee has continually criticized Damen's stock price. As indicated in the Annual Meeting Proxy Statement, Damen's return on investment for the period from October of 1995 through December 31, 1998 was 73.5%, which your Board believes is a fair return on your investment. Furthermore, comparing the proposed purchase price of $18.35 per share offered by MidCity against Damen's initial offering price of $10.00 indicates that the return on Damen's shares has been 83.5% for the period from October of 1995 until February 22, 1999, exclusive of dividends. Adding in the dividends paid of $1.00 per share since January 1, 1996, improves the return to 93.5%. The Board believes that an 93.5% return on an investment in Damen's Common Stock, a small bank holding company, which has a thinly-traded stock, represents a fair return on your investment.

Your Board of Directors has always recognized its primary duty to be the maximization of stockholder value. As a consequence, your Board engaged an investment banking firm in March of 1998 to assist it in exploring its strategic options, including a possible sale of Damen. Keefe Bruyette, pursuant to the instructions given by your Board, held discussions with other companies to determine if there is any interest in acquiring Damen. These discussions led to the proposal made by MidCity which is embodied in the Merger Agreement.

The Committee has been critical of the compensation paid to management. The facts are, however, that no bonuses were awarded for 1997 or 1998 and no pay raises were granted for 1998 and 1999 (with the exception of a modest salary increase for one officer). In addition, the executive officers took voluntary pay cuts during the first quarter of 1997.

The Board would also note that the stock awards under its stock option plans and recognition and retention plan were submitted to the stockholders and overwhelmingly approved by them in May of 1996. In fact, Duggan advised Damen management that he voted to approve these plans. In Damen's initial public offering, Damen disclosed that it intended to enter into employment agreements with its officers and disclosed the terms of these agreements. Damen has disclosed all compensation paid to these officers in its proxy materials. As noted in the Report of the Compensation Committee contained in the Annual Meeting Proxy Statement, the Compensation Committee (which consists of four outside directors) looked at a number of factors when setting executive compensation, including compensation reviews prepared by third parties. Your Board believes that the Committee's criticism of executive compensation is unwarranted.

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     Your Board is urging you to vote "FOR" three current directors (Messrs.
Tybor and Caputo and Ms. Poronsky) who collectively have faithfully served the interests of Damen and its stockholders, depositors and customers for over 60 years. See discussion in the Annual Meeting Proxy Statement, "PROPOSAL I -- ELECTION OF DIRECTORS." Your Board is also urging you to vote "AGAINST" a proposal supported by the Committee, discussion in the Annual Meeting Proxy Statement, "PROPOSAL III -- STOCKHOLDER PROPOSAL."

FOR THE REASONS DISCUSSED ABOVE AND IN THE ANNUAL MEETING PROXY STATEMENT, THE BOARD URGES YOU TO SUPPORT YOUR BOARD. IF YOU HAVE NOT ALREADY DONE SO, PLEASE PROMPTLY SIGN, DATE AND MAIL THE ENCLOSED WHITE PROXY CARD INDICATING YOUR VOTE FOR DAMEN'S NOMINEES FOR DIRECTORS AND THE SELECTION OF DAMEN'S AUDITORS AND YOUR VOTE AGAINST THE STOCKHOLDER PROPOSAL.

THE BOARD ALSO UNANIMOUSLY AND VIGOROUSLY OPPOSES THE COMMITTEE'S SOLICITATION OF PROXIES AND URGES YOU NOT TO SIGN ANY PROXY YOU MAY RECEIVE FROM THE COMMITTEE.

IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, WE URGE YOU TO CONTACT THE PARTY RESPONSIBLE FOR YOUR ACCOUNT AND DIRECT HIM OR HER TO VOTE "FOR" DAMEN'S NOMINEES AND "AGAINST" THE STOCKHOLDER PROPOSAL ON DAMEN'S WHITE PROXY CARD.

I strongly urge you to support your current Board of Directors by signing, dating and returning the enclosed WHITE proxy card in the postage-paid overnight mail envelope provided.

                                          Very truly yours,

                                          Mary Beth Poronsky Stull
                                          President and Chief Executive Officer

     IF YOU HAVE ANY QUESTIONS OR REQUIRE ANY ASSISTANCE, PLEASE CONTACT OUR PROXY SOLICITOR, D.F. KING & CO. , INC. AT 1-800-628-8538.

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                                   IMPORTANT

     Your vote is important, no matter how many shares you own. Please support your Board of Directors by signing, dating and promptly mailing your enclosed WHITE proxy card. Remember, only your latest dated card will count. DO NOT SIGN ANY CARD SENT TO YOU BY THE SO-CALLED COMMITTEE.

     If you have already submitted a proxy to the Committee, you may change your vote to a vote "FOR" the election of the Company's nominees and "AGAINST" the Stockholder Proposal by signing, dating and returning the WHITE proxy card, which must be dated after the proxy you submitted to the Committee. Only your latest proxy for the Meeting will count at the Meeting.

     If your shares are held in a brokerage firm, bank, bank nominee or other institution, only it can vote your shares and only after receiving specific instructions. Accordingly, please call the person responsible for your account and instruct that person to execute the WHITE card on your behalf.

     If you have any questions or need assistance, please call us at 847-882-5320 and ask to speak to Janine Poronsky or Mary Beth Poronsky Stull. You may also call D.F. King, which is assisting us, toll-free at:

                             D.F. KING & CO., INC.
                                77 WATER STREET
                               NEW YORK, NY 10005
                                 1-800-628-8538

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